Exhibit 99.1

PREIT Completes Extension of Key Mortgage Maturity and Provides Update on Asset Sales

PHILADELPHIA, January 3, 2023 – PREIT today, announced that it has executed an extension of the mortgage loan secured by Woodland Mall in Grand Rapids, MI. The loan, with an unchanged interest rate, has been extended through June 10, 2023 with an additional option to extend through October 5, 2023.

Woodland Mall serves as a prime example of PREIT’s value creation endeavors. In 2019, PREIT completed its redevelopment of Woodland Mall by bringing in top-quality tenants Von Maur, Urban Outfitters, Sephora, a new prototype Williams-Sonoma, REI, Black Rock Bar & Grill and Michigan’s second Cheesecake Factory. These tenants joined existing top brands including: Apple, Pottery Barn and Lush. In 2022, Phoenix Theatres opened, upgrading the moviegoing experience and adding a family entertainment option.

PREIT also completed the sale of a former department store space at Valley View Mall for gross proceeds of $2.6 million. During 2022, the Company sold assets generating $114 million in gross proceeds and has applied asset sale proceeds and excess cash from operations to pay down debt by $154 million through December 31, 2022. The Company has another $164 million of asset sales in the pipeline.

“We are pleased to have secured this key extension, having also recently extended the maturity date on our Credit Facilities, meaningful milestones for our debt maturity schedule,” said Joseph F. Coradino, Chairman and CEO of PREIT. “Executing on asset sales and utilizing excess cash to pay down debt is a top priority for PREIT as we start 2023.”

About PREIT

PREIT (OTC:PRET) is a real estate investment trust that owns and manages innovative properties developed to be thoughtful, community-centric hubs. PREIT’s robust portfolio of carefully curated, ever-evolving properties generates success for its tenants and meaningful impact for the communities it serves by keenly focusing on five core areas of established and emerging opportunity: multi-family & hotel, health & tech, retail, essentials & grocery and experiential. Located primarily in densely-populated regions, PREIT is a top operator of high quality, purposeful places that serve as one-stop destinations for customers to shop, dine, play and stay. Additional information is available at www.preit.com or on Twitter, Instagram or LinkedIn.

Forward Looking Statements

This press release contains certain forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “may” or similar expressions. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks, uncertainties and changes in circumstances that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our other filings with the Securities and Exchange Commission. While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the effectiveness of strategies we may employ to address our liquidity and capital resources in the future, our ability to achieve our forecasted revenue and pro forma leverage ratio and generate free cash flow to further reduce our indebtedness; our ability to manage our business through the impacts of the COVID-19 pandemic, a weakening of global economic and financial conditions, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. Additionally, our business might be materially and adversely affected by changes in the retail and real estate industries, including bankruptcies, consolidation and store closings, particularly among anchor tenants; current economic conditions, including consumer confidence and spending levels and supply chain challenges and the impact of the COVID-19 pandemic and the public health and governmental response as well as the corresponding effects on tenant business performance, prospects, solvency and leasing decisions; our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; our ability to sell properties that we seek to dispose of, which may be delayed by, among other things, the failure to obtain zoning, occupancy and other governmental approvals and permits or, to the extent required, approvals of other third parties or our ability to obtain prices we seek; our ability to maintain and increase property occupancy, sales and rental rates; increases in operating costs that cannot be passed on to tenants; the effects of online shopping and other uses of technology on our retail tenants; risks related to our development and redevelopment activities, including delays, cost overruns and our inability to reach projected occupancy or rental rates; social unrest and acts of vandalism and violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; the frequency, severity and impact of extreme weather events at or near our properties; our substantial debt and the liquidation preference of our preferred shares and our high leverage ratio and our ability to remain in compliance with our financial covenants under our debt facilities; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through sales of properties or interests in properties and through the issuance of equity or equity-related securities if market conditions are favorable; and potential dilution from any capital raising transactions or other equity issuances.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein, and in the sections entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

Contact:

Heather Crowell

heather@gregoryfca.com

preit@gregoryfca.com